EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-125816, 333-167577 and 333-224810 on Form S-8 of our report dated March 28, 2019, with respect to the consolidated financial statements of Intrusion Inc. and subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/Whitley Penn LLP

Plano, Texas

March 28, 2019